EXHIBIT 99.2

EMPLOYMENT AGREEMENT

AMENDMENT NO. 1

B E T W E E N:

SAMUEL S. ASCULAI
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Executive”)

- and -

ENHANCE SKIN PRODUCTS INC.

a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation and the Executive entered into an employment agreement as of August 14, 2008 (hereinafter the “Original Employment Agreement”);

AND WHEREAS the Corporation and Biostrategies Consulting Group Inc. entered into a Consulting Agreement effective August 14, 2008 (the “Biostrategies Agreement”);

AND WHEREAS the Executive is the sole shareholder of Biostrategies Consulting Group Inc.;

AND WHEREAS the parties wish to amend the Original Employment Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Article 1.02 of the Original Employment Agreement is hereby amended by added the following:

For so long as the Corporation is in compliance with its payment obligations under the Biostrategies Agreement, the Executive shall not collect a Base Salary for the period from August 14, 2008 until August 13, 2010.

2. This Amendment No. 1 shall be an integral part of the Original Employment Agreement.  Except as provided herein, the Original Employment Agreement shall remain unaffected and in full force and effect.

3. This Amendment No. 1 is made effective as of August 14, 2008.

4. This Amendment No. 1and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Executive and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered as of the date first above written.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
)
)
(Witness))		Samuel S. Asculai

ENHANCE SKIN PRODUCTS INC.

Per:

Christopher Hovey

Chief Operating Officer and VP of Sales